Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-165069, 333-62669, 333-132013, 333-140980, 333-140981, 333-202299 and 333-236655 on Form S-8 and in Registration Statement No. 333-239165 on Form S-3 of our reports dated December 15, 2022, relating to the consolidated financial statements of Deere & Company, and the effectiveness of Deere & Company’s internal control over financial reporting, appearing in this Annual Report on Form 10-K of Deere & Company for the year ended October 30, 2022.

/s/ DELOITTE & TOUCHE LLP
Chicago, Illinois

December 15, 2022